Exhibit 10.2

MODIFICATION AND FORBEARANCE AGREEMENT

THIS MODIFICATION AND FORBEARANCE AGREEMENT (this “Modification”), made and entered into this 12th day of January, 2009, by and among WILSON FAMILY COMMUNITIES, INC., a Delaware corporation (“Borrower”), GREEN BUILDERS, INC., a Texas Corporation formerly known as WILSON CONVERSION, INC., a Texas corporation, successor by conversion to WILSON HOLDINGS, INC., a Nevada corporation (“Guarantor”), and GRAHAM MORTGAGE CORPORATION, a Texas corporation (“Holder”);

WITNESSETH:

WHEREAS, Borrower executed that certain Deed of Trust Note dated March 8, 2007, payable to the order of Holder in the original principal amount of $4,700,000.00 (the “Note”); and

WHEREAS, payment of the Note is secured by the lien and provisions of that certain First Lien Deed of Trust (with Security Agreement and Assignment of Rents) dated March 8, 2007, executed by Borrower to David G. Drumm, as Trustee for the benefit of the Holder, recorded March 9, 2007, under County Clerk’s Number 2007042840 and re-recorded under County Clerk’s Number 2008062743, Official Public Records of Travis County, Texas, and of that certain Second Lien Deed of Trust (with Security Agreement and Assignment of Rents) dated March 8, 2007, executed by Borrower to David G. Drumm, as Trustee for the benefit of the Holder, recorded March 9, 2007, under County Clerk’s Number 2007042841, and re-recorded under County Clerk’s Number 2008062773, Official Public Records of Travis County, Texas (collectively, the “Deed of Trust”), covering certain land and improvements described therein (the “Mortgaged Property”); and

WHEREAS, the payment of the Note is guaranteed by the terms of that certain Unconditional Guaranty executed by Guarantor dated March 8, 2007 (the “Guaranty”); and

WHEREAS, Borrower is currently the owner of the Mortgaged Property and Holder is currently the owner and holder of the Note, and Borrower and Holder desire to amend and modify the Note as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto do hereby agree as follows:

1.          Borrower agrees and stipulates that in addition to the $4,700,000 principal amount of the Note (the “Principal Amount”), the additional amount of $244,791.67 in accrued interest (the “Existing Accrual”) are payable on the Note as of December 31, 2008. Holder agrees to defer the payment by Borrower of the Existing Accrual until the earliest to occur of December 31, 2009, the Payment in Full of the Note, or the acceleration of the Note pursuant to its terms as modified hereby.  “Payment in Full of the Note” shall mean the payment by Borrower of the Principal Amount, the Existing Accrual, the Modified Interest Payments (with interest calculated through the date of such payment), the Additional Payment (with interest calculated through the date of such payment) and any late charges or attorneys fees owed pursuant to the terms of the Note.

2.          Commencing with the interest payment due on February 1, 2009 (which shall be a payment for interest accruing from January 1, 2009 through January 31, 2009) and ending December 31, 2009 (which shall be a payment for interest accruing from December 1, 2009 through December 31, 2009), the interest payment due on the Note is decreased to interest solely on the Principal Amount calculated as simple interest at the rate of two percent (2%) per annum (the “Modified Interest Payments”) and shall be payable monthly in arrears. In addition to such Modified Interest Payments, an additional interest payment (the “Additional Payment”) on the Principal Amount calculated as simple interest at a rate of twelve percent (12%) per annum shall accrue from January 1, 2009 and shall be added to the balance of the Note.

3.          Commencing with February 1, 2009, Borrower shall pay to Holder on the first day of each calendar month an amount equal to 1/12th of the estimated ad valorem taxes to be assessed against the Mortgaged Property for the tax year 2009 (it being acknowledged that the Borrower shall apply for the agricultural use of the Mortgaged Property for 2009 and the estimated ad valorem taxes shall be based on this use of the Mortgaged Property).  Holder shall apply the amount so paid by Borrower to discharge the ad valorem taxes assessed against the Mortgaged Property for the tax year 2009, but shall not be required to pay Borrower any interest on such funds, and shall be entitled to commingle such funds with other funds of Holder.  To the extent that such funds are not sufficient to fully discharge the 2009 ad valorem taxes assessed against the Mortgaged Property, Borrower shall be solely responsible for the shortfall.  To the extent that such funds are in excess of the amount required to fully discharge the 2009 ad valorem taxes assessed against the Mortgaged Property, Holder shall apply such excess against amounts owed by Borrower pursuant to the Note.

4.          Borrower shall furnish Holder with a copy of all material entitlements, permits, and other applications with regard to the Mortgaged Property promptly upon receipt and shall take such steps as are necessary to keep all such entitlements, permits, and other applications in effect.

5.          Borrower shall use its commercially reasonable efforts to market the Mortgaged Property and shall retain a broker to assist Borrower with its efforts.  At any time that Holder believes that the Borrower is not complying with its obligations to market the Mortgaged Property pursuant to this Section 5, Holder shall promptly (and in any event within 10 business days) inform Borrower of Holder’s concerns regarding the marketing of the Mortgaged Property. In the event Borrower receives an offer for the sale of the Mortgaged Property at a price less than sufficient for the Payment in Full of the Note, such offer shall be communicated to Holder who, in its sole discretion, may either accept or reject the opportunity to release its lien and enable such sale for less than Payment in Full of the Note and will use its commercially reasonable efforts to communicate its acceptance or rejection of the opportunity to Borrower within five (5) business days after being informed of the offer.  If Holder accepts such opportunity, in addition to releasing its lien, Holder shall release any and all claim to the Mortgaged Property and all other claims the Holder has against the Mortgaged Property, the Borrower, or the Guarantor relating to the Mortgaged Property, so long as all proceeds of such sale (after deducting expenses therefrom) are paid to Holder.  Such payment of proceeds from the sale of the Mortgaged Property to the Holder shall constitute the complete satisfaction of all amounts outstanding under the Note, all obligations hereunder (including the obligation to pay the Existing Accrual and the Additional Payment) and the release of the Guaranty.  Borrower shall accept any offer that Borrower deems to be a credible offer for a purchase which would have the effect of enabling the Borrower to make the Payment in Full of the Note and shall not be required to submit such an offer to Holder for acceptance or rejection and Holder shall release its lien on the Mortgaged Property and all other claims the Holder has against the Mortgaged Property, the Borrower or the Guarantor relating the Mortgaged Property in connection with such sale so long as all amounts outstanding under the Note are paid to Holder.

6.          Upon the execution hereof, Borrower shall deposit with Holder’s counsel, Carrington, Coleman, Sloman & Blumenthal, L.L.P., (the “Escrow Agent”), a Deed (in Lieu of Foreclosure) transferring the Mortgaged Property to Holder in complete satisfaction of all amounts outstanding under the Note, all obligations hereunder (including the obligation to pay the Existing Accrual and the Additional Payment) and the release of the Guaranty, in escrow, with the instruction that such Deed (in Lieu of Foreclosure) shall be held in escrow for delivery to Holder by the Escrow Agent in the event that Payment in Full of the Note is not made in full in accordance with this Modification on or prior to December 31, 2009.

7.          Upon the execution hereof, Guarantor shall deliver to Escrow Agent a duly authorized and validly issued warrant (the “Warrant”) for the purchase of 1.5% of the issued and outstanding shares of common stock of Guarantor as of December 31, 2009 in the form attached as Exhibit A hereto, that shall be exercisable beginning January 1, 2010 through December 31, 2012, at a strike price of $5.00 per share (as adjusted for stock splits, reverse stock splits, combinations, recapitalizations and the like with respect to such shares).  Pursuant to the terms hereof, the Warrant will be released from escrow upon the earlier to occur of Payment in Full of the Note in full or the release of the Deed (in lieu of Foreclosure) from escrow.

8.          In the event that the Mortgaged Property is not sold by December 31, 2009 and the Deed (in Lieu of Foreclosure) is released from escrow to Holder, and provided that all Modified Interest Payments and real estate taxes for 2009 which are due on January 31, 2010 have been paid to Holder and the Guaranty is returned to the Guarantor, Borrower and Holder shall exchange mutual releases in the forms attached as Exhibit B hereto pertaining to any and all loss, costs, or liability relating to the Mortgaged Property or to the loan evidenced by the Note, including the release of Guarantor on the Guaranty.

9.          In addition to is obligation in Section 8 above, Guarantor joins in the execution hereof for the purpose of evidencing that the liability of Guarantor on the Guaranty shall not in any manner be diminished or excused by the execution hereof.

10.        Except as set forth herein, the terms and provisions of the Note and Deed of Trust shall remain unchanged and said instruments, as modified, supplemented and amended hereby, are hereby ratified, adopted and confirmed in all respects by Borrower and Holder, and shall continue in full force and effect in accordance with the terms, conditions and provisions thereof, as modified, supplemented and amended hereby. All the rights, remedies, liens, equities and powers securing payment of the Note, including, but not limited to the lien and provisions of the Deed of Trust, are hereby modified, renewed and extended to secure the payment of the Note, as extended and increased hereby. A default by Borrower in the payment or performance of the obligations of Borrower undertaken herein shall constitute a default pursuant to the Note and Deed of Trust, to enforce which Holder shall be entitled to all the rights and remedies provided therein.

11.        Each party hereto hereby represents and warrants to the other party that (a) it has the right, power, legal capacity and authority to execute and deliver this Modification, (b) this Modification has been duly and validly executed and delivered by such party and constitutes the valid legal and binding agreement of such party and is enforceable against such party in accordance with its terms, and (c) no prior approval of any person or entity is required before the execution of this Modification by such party. Upon demand of Holder, Borrower shall deliver to Holder any certificates, resolutions, and other evidence of the foregoing as Holder shall request.

12.        Borrower, on behalf of Borrower and Borrower’s successors and assigns, does  hereby forever release and discharge Holder and any and all officers, directors, agents, employees, shareholders, attorneys, successors and assigns of Holder and all entities owned by or affiliated with Holder (herein collectively referred to as “Releasees”) of and from any and all claims, demands, offsets, damages, obligations, causes of action, losses or expenses of whatever nature or type, whether known or unknown, choate or inchoate, suspected or unsuspected, or whether having arisen, accrued or matured or hereafter to arise, accrue or mature (collectively, “Claims”) that Borrower may now or hereafter have against the Releasees, or any of them, arising out of any matter or event occurring on or prior to the date of execution hereof with respect to the Note, the Deed of Trust or the Borrower described therein, including, but not limited to, any claims related to the making of the Note, the administration of the Note, or the enforcement or restructuring of the Note or the Deed of Trust.

13.        All rights, remedies, equities, and powers securing payment of the Note, including but not limited to, the lien and provisions of the Deed of Trust are hereby MODIFIED, RENEWED, AND EXTENDED to secure payment of the Note as extended hereby. Except as modified hereby or inconsistent with the terms hereof, all terms of the Note shall remain in full force and effect.

14.        Each party hereto shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Modification.

15.        The parties hereto acknowledge and agree that in the event of any breach of this Modification, the non-breaching parties would be in irreparably harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto shall be entitled to compel specific performance of this Modification as the sole remedy to which the parties shall be entitled.

16.        THIS MODIFICATION, THE NOTE, AND THE DEED OF TRUST, REPRESENT THE FINAL AGREEMENTS BETWEEN BORROWER AND HOLDER RELATING TO THE MATTERS SET FORTH HEREIN, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Modification has been executed this 12th day of January, 2009.

WILSON FAMILY COMMUNITIES, INC.,
a Delaware corporation

By:	/s/ Clark Wilson
Name:	Clark Wilson
Title:	President and CEO

GREEN BUILDERS, INC., a Texas corporation formerly known as Wilson Conversion, Inc., a Texas corporation, successor by conversion to WILSON HOLDINGS, INC., a Nevada corporation

By:	/s/ Clark Wilson
Name:	Clark Wilson
Title:	President and CEO

GRAHAM MORTGAGE CORPORATION,
a Texas corporation

By:	Joe M. Graham
Name:	Joe M. Graham
Title:	President

EXHIBIT A

WARRANT TO PURCHASE COMMON STOCK

EXHIBIT B

FORMS OF RELEASE